Exhibit 10.1

PURCHASE AND SALE AGREEMENT REGARDING INTERESTS IN LIMITED LIABILITY COMPANIES
THIS PURCHASE AND SALE AGREEMENT REGARDING INTERESTS IN LIMITED LIABILITY COMPANIES (this “Agreement”) is made as of February 24, 2016 (the “Effective Date”), by and between WINTERFELL HEALTHCARE HOLDINGS-T, LLC (“Owner Seller”) and WINTERFELL HEALTHCARE-T CAM2, LLC (“Manager Seller”), each a Delaware limited liability company (Owner Seller and Manager Seller, collectively, “Sellers”), and WINTERFELL HEALTHCARE HOLDINGS-NT-HCI, LLC (“Owner Buyer”) and WINTERFELL HEALTHCARE NT-HCI CAM2, LLC (“Manager Buyer”), each a Delaware limited liability company (Owner Buyer and Manager Buyer, collectively “Buyers”).
RECITALS:
A.    On May 19, 2015 (the “Investment Date”), pursuant to the provisions of the Delaware Revised Uniform Partnership Act (as amended from time to time, the “Act”), Owner Seller and Owner Buyer formed a joint venture, Winterfell Healthcare Owner General Partnership, a general partnership (the “Owner JV”), for the purpose of owning, directly or indirectly, Winterfell GP (CA) Owner, LLC, a Delaware limited liability company (the “CA GP”), the Delaware limited partnerships listed on Schedule 1 attached hereto (the “CA Project Owners”) and the Delaware limited liability companies listed on Schedule 2 attached hereto (the “Other Project Owners”; and collectively with the CA GP and the CA Project Owners, the “Owner JV Subsidiaries”) to acquire a portfolio of real properties comprised of 32 independent living centers listed on Schedule 3 attached hereto (the “Projects”);
B.    On May 19, 2015, pursuant to the provisions of the Act, Manager Seller and Manager Buyer formed a joint venture, Winterfell Healthcare Manager General Partnership, a general partnership (the “Manager JV”; together with the Owner JV, the “Companies”), for the purpose of owning, directly or indirectly, Winterfell Healthcare Manager, LLC, a Delaware limited liability company (the “Manager”; together with the Owner JV Subsidiaries, the “Subsidiaries”) to manage the Projects pursuant to those certain Management Agreements, dated as of May 19, 2015, between the applicable Owner JV Subsidiary and the Manager (collectively, the “Management Agreements”) and to be a party to those certain Sub-Management Agreements, dated as of May 19, 2015, between the Manager and Holiday AL Management Sub LLC (the “Sub-Manager”) (collectively, the “Sub-Management Agreements”);
C.    Pursuant to that certain Partnership Agreement of the Owner JV, dated as of May 19, 2015 (the “Owner JV Agreement”), as of the Effective Date, (i) Owner Seller owns sixty percent (60%) of the direct equity interests in the Owner JV (the “Owner Seller’s Interest”) and (ii) Owner Buyer owns forty percent (40%) of the direct equity interests in the Owner JV;
D.    Pursuant to that certain Partnership Agreement of the Manager JV, dated as of May 19, 2015 (the “Manager JV Agreement”), as of the Effective Date, (i) Manager Seller owns a sixty percent (60%) of the direct equity interests in the Manager JV (the “Manager Seller’s Interest”; the Manager Seller’s Interest and the Owner Seller’s Interest, each individually a

“Transferred Interest” and collectively the “Transferred Interests”) and (ii) Manager Buyer owns a forty percent (40%) of the direct equity interests in the Manager JV;
E.    On the Closing Date, but immediately prior to giving effect to the purchase and sale transactions contemplated pursuant to this Agreement, the Owner JV and the Manager JV will each be converted to a Delaware limited liability company pursuant to Section 18-214 of the Delaware Limited Liability Company Act, as amended (and, upon such conversion, the Owner Seller’s Interest will consist of a 60% membership interest in such converted Owner JV, and the Manager Seller’s Interest will consist of a 60% membership interest in such converted Manager JV);
E.    Pursuant to the terms and subject to the conditions set forth in this Agreement, (i) Owner Seller desires to sell, assign, transfer and convey to Owner Buyer the Owner Seller’s Interest (i.e., Owner Seller’s entire interest in the Owner JV) and (ii) Owner Buyer desires to purchase, accept, pay for, and receive the Owner Seller’s Interest from Owner Seller;
F.    Pursuant to the terms and subject to the conditions set forth in this Agreement, (i) Manager Seller desires to sell, assign, transfer and convey to Manager Buyer the Manager Seller’s Interest (i.e., Manager Seller’s entire interest in the Manager JV) and (ii) Manager Buyer desires to purchase, accept, pay for, and receive the Manager Seller’s Interest from Manager Seller;
G.    The Projects are encumbered by mortgages securing those certain mortgage loans (collectively, the “Mortgage Loans”) obtained by the CA Project Owners and the Other Project Owners pursuant to those certain Multifamily Loan and Security Agreements, dated as of May 19, 2015, by and between Berkadia Commercial Mortgage LLC, as lender (together with its successors and assigns in such capacity, and together with any administrative agent and/or servicer with respect to such loans, “Lender”) and the applicable CA Project Owner or Other Project Owner, as applicable (the “Loan Agreements”; and together with all related notes, mortgages, guaranties, environmental indemnities and other loan documents, the “Loan Documents”); and
H.    In connection with the purchase and sale transaction pursuant to this Agreement, the parties have requested Lender’s consent to (i) such purchase and sale transaction, (ii) the release of NorthStar Realty Finance Corp. and NorthStar Realty Finance Limited Partnership (affiliates of Sellers and collectively, the “Seller Key Principals”) as “Key Principals” under each of the Mortgage Loans, and (iii) the substitution of NorthStar Healthcare Income Operating Partnership, LP (affiliate of Buyers) for NorthStar Realty Finance Limited Partnership as the guarantor under each of the Mortgage Loans (such Lender’s consent, the “Lender Consent”).
NOW, THEREFORE, in consideration of the covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
Section 1. Purchase and Sale. Subject to the terms and conditions herein set forth, on the date the applicable conditions hereto are satisfied or waived (the “Closing Date”), (i) Owner Seller shall sell, and Owner Buyer shall buy, the Owner Seller’s Interest, (ii) Manager Seller shall sell, and Manager Buyer shall buy, the Manager Seller’s Interest and (iii) each party shall undertake the other applicable transactions contemplated herein, in each case, upon the terms and conditions set forth herein (collectively, the “Transactions”).
Section 2. Purchase Price; Deposit; Closing.
(a)    The purchase price payable by Buyers to Sellers for the Transferred Interests shall be an amount equal to Five Hundred Thirty-Four Million Five Hundred Thousand Eight Hundred Seventy-Nine and 21/100 Dollars ($534,500,879.21) (the “Purchase Price”), subject to adjustment as set forth in Section 4; the agreed-upon allocation of the Purchase Price among the Manager Seller’s Interest and the indirect ownership interests in each of the Projects attributable to the Owner Seller’s Interest is to be agreed by Sellers and Buyers, in their reasonable discretion, prior to the Closing and to be set forth on a schedule prepared by Sellers and Buyers prior to the Closing (the “Purchase Price Allocation Schedule”).
(b)    Upon or prior to the execution and delivery of this Agreement, and as a condition to the effectiveness and enforceability of this Agreement, Buyers shall deliver to Stewart Title Insurance Company (“Escrow Agent”) a deposit in the amount of Fifteen Million Dollars ($15,000,000) (the “Deposit”) by wire transfer of immediately available funds. The Deposit shall be held and applied in accordance with the applicable terms of this Agreement, including clause (ii) of Section 2(c) and Section 6(e), and that certain Escrow Agreement among Escrow Agent, Sellers and Buyers, dated as of the Effective Date, in the form of Exhibit C attached hereto (the “Escrow Agreement”).
(c)    The closing of the purchase and sale of the Transferred Interests (the “Closing”) shall take place at Alston & Bird LLP, 90 Park Avenue, New York, New York 10016, on the Closing Date, or at such other time and place as Buyers and Sellers may agree in writing (including by email). At the Closing, (i) Buyers shall pay the Purchase Price Balance (as defined below) to Sellers in cash by wire transfer of immediately available federal funds in accordance with Sellers’ wire instructions to be delivered by Sellers’ to Buyers and Escrow Agent prior to the Closing (the “Sellers’ Wire Instructions”) and (ii) Escrow Agent shall release the Deposit to Sellers by wire transfer of immediately available federal funds in accordance with the Sellers’ Wire Instructions. The “Purchase Price Balance” shall mean an amount equal to the Purchase Price (subject to adjustment as set forth in Section 4) minus the Deposit and minus sixty percent (60%) of the outstanding principal balance of the Mortgage Loans as of the Closing Date (Sellers and Buyers acknowledging and confirming that the portion of the Purchase Price in excess of the Purchase Price Balance and the Deposit is to be paid on the Closing Date in the form of the Mortgage Loans remaining in place and the Seller Key Principals being released from liability with respect to the Mortgage Loans).
Section 3. Closing Documents and Events.
(a)    On the Closing Date, provided that both Buyers shall have performed all of their respective obligations under this Agreement, including payment by Buyers of the Purchase Price Balance, and Escrow Agent shall have released the Deposit to Sellers in accordance with clause (ii) of Section 2(c), the applicable Seller shall make the following deliveries and take the following actions:

(i)    Owner Seller shall execute and deliver to Owner Buyer an original counterpart of an assignment and assumption of the Owner Seller’s Interest in the form annexed hereto as Exhibit A (the “Owner Assignment and Assumption Agreement”);
(ii)    Manager Seller shall execute and deliver to Manager Buyer an original counterpart of an assignment and assumption of the Manager Seller’s Interest in the form annexed hereto as Exhibit A (the “Manager Assignment and Assumption Agreement”);
(iii)    Owner Seller shall execute and deliver to Owner Buyer a certification of Owner Seller’s non-foreign status pursuant to Section 1445 of the Internal Revenue Code in the form attached hereto as Exhibit B;
(iv)    Each Seller shall execute and/or deliver such instruments and documents which are required by Lender in connection with the transactions contemplated by this Agreement and the granting of the Lender Consent;
(v)    Owner Seller shall execute and/or deliver all applicable sales tax, real property transfer tax forms and returns, transfer declaration, ownership information or other similar disclosure forms or required by the laws of any state in which any Project is located or any other governmental authority;
(vi)    Sellers shall execute and deliver to Buyers a closing certificate in the form attached hereto as Exhibit D;
(vii)    Sellers shall cause NorthStar Realty Finance Limited Partnership (“Seller Guarantor”) to execute and deliver a cross-indemnity, in a form reasonably satisfactory to Sellers and Buyers (the “Cross-Indemnity”), pursuant to which Seller Guarantor and NorthStar Healthcare Income Operating Partnership, LP (“New Guarantor”) shall bear their pro rata share (i.e., 60% and 40%, respectively) of certain environmental liabilities that are both retained by Seller Guarantor and assumed by New Guarantor pursuant to the Assumption and Release Agreements (as defined below); and
(viii)    Each Seller execute and/or deliver such other instruments and documents which by the terms of this Agreement are to be delivered by such Seller as of the Closing Date or which may reasonably be required to close the Transactions in accordance with this Agreement.
(b)    On the Closing Date, provided that both Sellers shall have performed all of their respective obligations under this Agreement, the applicable Buyer shall make the following deliveries and take the following actions:
(i)    Buyers shall (x) pay the Purchase Price Balance to Sellers by wire transfer of immediately available federal funds pursuant to the Sellers’ Wire Instructions and (y) direct Escrow Agent to release the Deposit to Sellers in accordance with clause (ii) of Section 2(c);

(ii)    Owner Buyer shall execute and deliver to Owner Seller an original counterpart of the Owner Assignment and Assumption Agreement;
(iii)    Manager Buyer shall execute and deliver to Manager Seller an original counterpart of the Manager Assignment and Assumption Agreement;
(iv)    Each Buyer shall execute and/or deliver such instruments and documents which are required by Lender in connection with the transactions contemplated by this Agreement and the granting of the Lender Consent;
(v)    Owner Buyer shall execute and/or deliver all applicable sales tax, real property transfer tax forms and returns, transfer declaration, ownership information or other similar disclosure forms or required by the laws of any state in which any Project is located or any other governmental authority;
(vi)    Buyers shall execute and deliver to Sellers a closing certificate in the form attached hereto as Exhibit D;
(vii)    Buyers shall cause New Guarantor to execute and deliver the Cross-Indemnity; and
(viii)    Each Buyer shall execute and/or deliver such other instruments and documents which by the terms of this Agreement are to be delivered by such Buyer as of the Closing Date or which may reasonably be required to close the Transactions in accordance with this Agreement.
Section 4. Closing Prorations and Adjustments.
(a)    General. All normal and customarily proratable items, including, without limitation, cash reserves of the Companies and the Subsidiaries, collected rents, management fees, real and personal property taxes and other operating costs and expenses, shall be prorated as of 11:59 p.m. (New York time) on the day immediately prior to the Closing Date in accordance with the proration schedule agreed upon by Sellers and Buyers on or prior to the Closing Date, the parties agreeing that the Companies immediately prior to the transfers of the Transferred Interests pursuant to this Agreement (i.e., with Sellers still holding their 60% interests in the respective Companies) (the “Pre-Closing Entities”) shall be entitled to or responsible for, as applicable, all such items attributable to the period up to the Closing Date (and credited for any amounts paid by the Pre-Closing Entities with respect to any period on or after the Closing Date) and the Companies immediately after the transfers of the Transferred Interests pursuant to this Agreement (i.e., with Buyers holding 100% of the interests in the respective Companies) (the “Post-Closing Entities”) shall be entitled or responsible for, as applicable, all such items attributable to the period on and after the Closing Date. If the net result of all the prorations pursuant to this Section 4 is a “credit” in favor of the Pre-Closing Entities, the Purchase Price shall be increased by sixty percent (60%) of such credit; if such net result is a “credit” in favor of the Post-Closing Entities, the Purchase Price shall be decreased by sixty percent (60%) of such credit. The items to be so prorated shall include the following (such items to be prorated as set forth below):

(i)    Cash Reserves. The amount of the cash reserves of the Companies and the Subsidiaries as of the Closing Date (including the amount of all escrows and reserves held by Lender) shall belong to the Pre-Closing Entities.
(ii)    Rents. All collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs or other sums and charges payable by residents or commercial tenants under leases, subleases or other occupancy agreements) and other collected income and revenues from any portion of the Projects shall be prorated as of 11:59 p.m. (New York) on the day immediately prior to the Closing Date on the basis of the actual number of days of the month (or year, as applicable) which shall have elapsed as of the Closing Date. All collected rent, income and revenues attributable to dates from and after the Closing Date shall belong to the Post-Closing Entities. All collected rent, income and revenues attributable to dates prior to the Closing Date shall belong to the Pre-Closing Entities. No adjustments shall be made for rents which have accrued but are unpaid as of the Closing Date (“Uncollected Rents”), but (x) (i) Buyers shall cause the Subsidiaries to collect Uncollected Rents in the ordinary course of business (which shall not include an obligation to expend any money, engage a collection agency or commence legal action) and (ii) Seller shall have no right to collect Uncollected Rents and (y) the Companies shall pay to Sellers sixty percent (60%) of such Uncollected Rents (to the extent attributable to periods prior to the Closing Date and net of reasonable costs of collection) as and when collected by the Companies, provided that the Companies’ collection of rents shall be applied in the following order of priority: (i) first, in payment of rent for any month which commenced after the Closing Date, but only to the extent payments of rents for such month are then currently due, (ii) second, in payment of rent for the month in which the Closing Date occurs, with such amounts being prorated between the Pre-Closing Entities and the Post-Closing Entities based upon the number of days elapsed in such month prior to the Closing Date and (iii) third in payment of rents for months preceding the month in which the Closing Date occurs.
(iii)    Real Estate Taxes. Any real estate ad valorem or similar taxes for the Projects, or any installment of assessments payable in installments which installment is payable in the calendar year of in which the Closing Date occurs, shall be prorated to the Closing Date, based upon actual days involved. The proration of real property taxes or installments of assessments shall be based upon the assessed valuation and tax rate figures for the year in which the Closing Date occurs to the extent the same are available; provided, however, that, in the event that actual figures (whether for the assessed value of the Projects or for the tax rate) for the calendar year in which the Closing Date occurs are not available as of the Closing Date, the proration shall be made using figures from the preceding year or based on a prior installment payment for such calendar year. If there are any disputes, contests or appeals with respect to the real estate taxes for the Projects for the period prior to or including the Closing Date, from and after the Closing Date such proceedings shall be directed solely by Buyers. Buyers shall pay to Sellers sixty percent (60%) of any refunds or awards attributable to the period prior to 11:59 p.m. (New York) on the day immediately prior to the Closing Date (net of the reasonable, out-of-pocket costs of collection, which shall be apportioned in the same percentages as the refunds or awards).

(iv)    Debt Service. Debt service payable with respect to the month in which the Closing Date occurs shall be prorated as of 11:59 p.m. (New York) on the day immediately prior to the Closing Date on the basis of the actual number of days of the month which shall have elapsed as of the Closing Date.
(v)    Sub-Management Fees. The monthly management fees and the annual incentive fees payable pursuant to the Sub-Management Agreements shall be prorated as of 11:59 p.m. (New York) on the day immediately prior to the Closing Date on the basis of the actual number of days of the month or the year, respectively, which shall have elapsed as of the Closing Date. For the purposes of calculating the adjustments to the Purchase Price as of the Closing Date, Sellers and Buyers shall estimate, in good faith, the amount of such fees for the month and the year in which the Closing Date occurs (which estimate shall be subject to a true-up as set forth in Section 4(b)).
(vi)    Operating Expenses. All other costs and expenses incurred in connection with the ownership and operation of the Projects and the Subsidiaries and the operation of the Companies shall be prorated on an accrual basis. The Pre-Closing Entities shall be responsible for all such costs and expenses accruing prior to the Closing Date, and the Post-Closing Entities shall be responsible for all such costs and expenses accruing from and after the Closing Date.
(b)    Post-Closing Adjustments. To the extent applicable, Sellers and Buyers, acting in good faith, shall reconcile with each other within ninety (90) days following the Closing Date or, with respect to the management fees payable pursuant to the Sub-Management Agreement or tax disputes, contests or appeal, within ten (10) business days following the date on which the amounts of such fees shall have been finally determined pursuant to the terms of the Sub-Management Agreements or the date the applicable tax disputed, contested or appeals is finally resolved without any further possibility of appeal, the amounts prorated and adjusted in this Section 4 using any new or updated information, including the reconciliation of estimated amounts with actual amounts, the correction of any errors and the inclusion of any items which should have been included as of the Closing Date. In the event the parties have not agreed with respect to the adjustments required to be made pursuant to this Section 4(b) within thirty (30) days following expiration of such 90-day period (whether calculated from the Closing Date or, with respect to the management fees or tax disputes, contests or appeals, from final determination thereof), upon application by any such party, a certified public accountant reasonably acceptable to the parties shall determine any such adjustments which have not theretofore been agreed to between such parties and such accountant’s ultimate determination with respect to any such dispute shall be final and binding on the parties. The charges of such accountant shall be borne by the party that does not prevail in such dispute. All adjustments to be made as a result of the final adjustments (whether based on the mutual agreement of the parties or based on the determination of a certified public accountant) shall be paid to the party entitled to such adjustment within thirty (30) days after the final determination thereof. Notwithstanding anything to the contrary contained in this Agreement, (i) in the event that, following the Closing Date, any of the Owner JV Subsidiaries shall receive a refund of real estate taxes or are assessed for an increase of real estate taxes which relates to any period of time all or partly prior to the Closing Date (whether such refund or increase is made by direct payment or in the form of a credit against or increase to future real estate tax obligations), such refund (net of the reasonable, out-of-pocket costs of obtaining such refund, which shall be apportioned in the same percentages as the refund itself) or increased charges shall be apportioned between the Pre-Closing Entities and the Post-Closing Entities in proportion to the amount of time that each owned the indirect interests in the Projects during the tax period to which the refund relates, and (ii) subject to the requirements of the preceding clause (i), neither party shall have any obligation to re-adjust any items after the expiration of the periods set forth in this Section 4(b).
Section 5. Representations and Warranties; Covenants.
(a)    Representations and Warranties of Sellers. Sellers hereby make, jointly and severally, the following representations and warranties to each Buyer, subject to the qualifications and exceptions set forth below:
(i)    Organization and Authority. Each Seller is a limited liability company, has been duly organized and is validly existing under the laws of Delaware. Each Seller has the full right, power and authority to enter into this Agreement and to transfer such Seller’s Transferred Interest to the applicable Buyer pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein by such Seller, and all such actions have been duly and validly authorized by such Seller. The person signing this Agreement, and all other agreements, documents and instruments required to be signed by either Seller pursuant to the terms of this Agreement, on behalf of the applicable Seller is authorized to do so, and this Agreement, and such other agreements, documents and instruments, shall constitute the legal, valid and binding obligations of such Seller and are enforceable against such Seller in accordance with their terms, except as such enforceability may be affected by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally.
(ii)    No Breach. The execution, delivery and performance of this Agreement by each Seller and the consummation of the transaction contemplated herein will not: (a) conflict with or result in a breach of any terms, conditions or provisions of the organizational documents governing either Seller; (b) result in a breach or acceleration of or constitute a default or event of termination (with or without the giving of notice, the passage of time or otherwise) under the provisions of any agreement or instrument by which either Seller is bound, which would have a material adverse effect on either Seller or its ability to consummate the Transactions; (c) require the consent or approval of any third party, including any governmental authority (other than any such consents or approvals that have been obtained, including the Lender Consent); (d) result in the creation or imposition of any lien or encumbrance on either Seller’s Transferred Interest; or (e) result in a violation or breach, in any material respect, of any legal requirement applicable to either Seller or by which either Seller or the property of either Seller is bound.
(iii)    No Bankruptcy. Neither Seller has made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, admitted in writing its inability to pay its debts as they generally come due or made an offer of settlement, extension or composition to its creditors generally.
(iv)    Legal Proceedings affecting Sellers or Transferred Interests. No pending or, to either Seller’s actual knowledge and the knowledge that Sellers would have reasonably obtained after making due and appropriate inquiry, threatened litigation exists which, if adversely determined (a) would or would reasonably be expected to restrain the consummation of the Transactions or otherwise have a material adverse effect on either Seller’s ability to consummate the Transactions, (b) would or would reasonably be expected to declare illegal, invalid or non-binding any of either Seller’s obligations or covenants to Buyers hereunder, or (c) would or would reasonably be expected to materially adversely affect either Seller’s Transferred Interest.
(v)    Owner Seller’s Interest. Each Seller is the legal and beneficial owner of its Transferred Interest, free and clear of any and all liens, claims and encumbrances. Neither Seller has transferred, assigned, sold, hypothecated, pledged or encumbered all or any portion of its Transferred Interest.
(vi)    Material Contracts. Each Material Contract is legally valid, binding and enforceable on the Company or the Subsidiary that is a party thereto and, to Sellers’ actual knowledge and the knowledge that Sellers would have reasonably obtained after making due and appropriate inquiry, each other party thereto and is in full force and effect. Each Company and each Subsidiary has performed all obligations required to be performed by it under each Material Contract to which it is a party and, to Sellers’ actual knowledge and the knowledge that Sellers would have reasonably obtained after making due and appropriate inquiry, each other party thereto has performed all obligations required to be performed by it under such Material Contract. There is no actual or claimed breach or violation of, or default under, any Material Contract by either Company or any Subsidiary, or, to Sellers’ actual knowledge and the knowledge that Sellers would have reasonably obtained after making due and appropriate inquiry, any other party thereto. As used in this Agreement, “Material Contract” means: (i) any of the Loan Documents, (ii) any contract to which either Company or any Subsidiary is a party that involves aggregate annual expenditures by either Company or any Subsidiary in excess of $500,000 and is not cancelable within 180 days without material penalty to such Company or Subsidiary; or (iii) any contract upon which the business of the Companies and the Subsidiaries, taken as a whole, is substantially dependent.
(vii)    Insurance. The Companies and the Subsidiaries have (i) obtained or caused the Sub-Manager to obtain all insurance policies, fidelity bonds or other insurance contracts customary and appropriate for the operation of their business, including those required to be obtained and maintained pursuant to the Loan Documents or the Sub-Management Agreements by the Sub-Manager on behalf of any Subsidiary (the “Insurance Policies”), (ii) paid or caused the Sub-Manager to pay all premiums due and payable under the Insurance Policies and (iii) complied or caused the Sub-Manager to comply in all material respects with the terms and conditions of all the Insurance Policies. There are no claims for coverage by either Company or any Subsidiary pending under any of the Insurance Policies having been denied or disputed by the issuer. The Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. No written notice of cancellation or termination has been received by either Company or any Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.
(viii)    Employees. Neither Company nor any Subsidiary has any employees.
(ix)    Real Property. Other than the Projects, neither Company owns, directly or indirectly, any interest in any other real property.
(x)    Condemnation. There are no pending or threatened condemnation or eminent domain proceedings with respect to any Project.
(xi)    Casualty. No Project has been damaged or destroyed by fire or other casualty event since the Investment Date that is not fully repaired, or, if not fully repaired, that is not fully covered by insurance (subject to any applicable deductible).
(xii)    Hazardous Materials. Neither Company, any Subsidiary, nor Sub-Manager has used, treated, stored, released, discharged or disposed of Hazardous Substances on or from any Project at any time other than in accordance with all applicable federal, state or local environmental laws, there has been no failure of any Project’s operations since the Investment Date to have complied in any material respect with any reporting requirements under any applicable federal, state or local environmental laws, and, except as disclosed in any environmental report obtained by Sellers, Buyers, either Company or any Subsidiary in connection with the purchase of the Projects, no Hazardous Substances have been present, released, discharged, spilled or disposed of on any Project and there have been no claims, actions, suits, proceedings or investigations related to the presence, release, discharge, spillage or disposal of any Hazardous Substance or contamination of soil or water by any Hazardous Substance, pending or threatened, with respect to any Project in any court or before any state, federal or other governmental agency or private arbitration tribunal. As used herein, “Hazardous Substance” means any hazardous or toxic substance or waste, as those terms are defined by any applicable federal, state or local law or regulation, including, without limitation, the Comprehensive Environmental Recovery Compensation and Liability Act, 42 U.S.C. 9601 et seq. and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., and petroleum, petroleum products and oil.
(xiii)    Legal Proceedings and Non-Compliance affecting any Project. Except as set forth on Schedule 5(a)(xiii), there is no outstanding (x) actual or threatened action, suit or proceeding against or affecting any Project relating to or arising out of the ownership, management or operation of any Project since the Investment Date in any court that is not fully covered by insurance (subject to any applicable deductible), or (y) violations of law, violations of municipal or county ordinances, or violation of other legal requirements (or any proceedings before any federal, state or municipal department, board, bureau or agency or other governmental instrumentality with respect thereto) with respect to the use, occupancy or construction of any Project since the Investment Date.
(xiv)    Liens. There is no new Lien affecting any Project since the Investment Date other than any non-monetary Liens in the ordinary course of business that do not, individually or in the aggregate, materially adversely affect the use, access to or value of any Project. As used in this Agreement, “Lien” means, with respect to any Project, any conditional sale agreement, covenant, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, right of way, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to such Project.
(xv)    Leases. The rent roll (the “Rent Roll”), dated as of February 4, 2016 (the “Rent Roll Date”), copy of which has been delivered to Buyers prior to the Effective Date, is a true, correct and complete list, of (x) all of the occupancy agreements affecting the Projects as of the Rent Roll Date, all of which were in full force and effect as of such date (the “Leases”), (y) the names of all of the tenants under the Leases and (z) the rental and any other monetary obligations of the tenants under the Leases; and, except as set forth on the Rent Roll, in the Leases or the delinquency report dated as of February 5, 2016 (a copy of which has been delivered to Buyers prior to the Effective Date): (i) there are no options to expand, rights of first refusal, or options to terminate or renew, or any rent concessions given to any of the tenants; (ii) all rental and other payments due under the Leases as of such date have been paid in full; (iii) there were no outstanding defaults under the Leases as of such date by either Company or any Subsidiary or, to Sellers’ actual knowledge and the knowledge that Sellers would have reasonably obtained after making due and appropriate inquiry, any other party thereto; (iv) no tenant under any Lease was withholding, as of the Rent Roll Date, any payment under its Lease for any reason; and (v) as of the Rent Roll Date, no rents or other payments had been collected more than one month in advance and no rents or other deposits were held by either Company, any Subsidiary or the Sub-Manager, except security deposits described on the Rent Roll or prepaid rent for the current month.
(xvi)    Taxes. Each Seller has filed, or will file prior to the due date therefor, all federal, state and local tax returns required to be filed by it with respect its Transferred Interests relating to the period prior to the Closing Date and has paid, or will pay prior to the due date therefor, all taxes due and payable with respect to its Transferred Interests relating to the period prior to the Closing Date.
(xvii)    Licenses. Except as set forth on Schedule 5(a)(xvii), all licenses required for the operation of the Projects by applicable state and/or local governmental authorities are in full force and effect in the name of the applicable Subsidiary owner of each Project (or in the name of the Sub-Manager if required or permitted by the applicable state and/or local governmental authorities) and there is no pending violation of any such license.

(xviii)    No Physical Defects. Since the Investment Date, other than normal maintenance and repair items and capital improvement projects that have been disclosed to Buyers prior to the Effective Date and subject to wear and tear, no material defects in the improvements located on the Projects have been discovered or have arisen (material meaning any item, the cost of repair of which exceeds $50,000.00).
(b)    Representations and Warranties of Buyers. Buyers hereby make, jointly and severally, the following representations and warranties to each Seller, subject to the qualifications and exceptions set forth below:
(i)    Organization and Authority. Each Buyer is a limited liability company, has been duly organized and is validly existing under the laws of Delaware. Each Buyer has the full right, power and authority to enter into this Agreement and to acquire the applicable Transferred Interest from the applicable Seller pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein by such Buyer, and all such actions have been duly and validly authorized by such Buyer. The person signing this Agreement, and all other agreements, documents and instruments required to be signed by either Buyer pursuant to the terms of this Agreement, on behalf of the applicable Buyer is authorized to do so, and this Agreement, and such other agreements, documents and instruments, shall constitute the legal, valid and binding obligations of such Buyer and are enforceable against such Buyer in accordance with their terms, except as such enforceability may be affected by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally.
(ii)    No Breach. The execution, delivery and performance of this Agreement by each Buyer and the consummation of the transaction contemplated herein will not: (a) conflict with or result in a breach of any terms, conditions or provisions of the organizational documents governing either Buyer; (b) result in a breach or acceleration of or constitute a default or event of termination (with or without the giving of notice, the passage of time or otherwise) under the provisions of any agreement or instrument by which either Buyer is bound, which would have a material adverse effect on either Buyer or its ability to consummate the Transactions; (c) require the consent or approval of any third party, including any governmental authority (other than any such consents or approvals that have been obtained, including the Lender Consent); or (d) result in a violation or breach, in any material respect, of any legal requirement applicable to either Buyer or by which either Buyer or the property of either Buyer is bound.
(iii)    No Bankruptcy. Neither Buyer has made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, admitted in writing its inability to pay its debts as they generally come due or made an offer of settlement, extension or composition to its creditors generally.
(iv)    Prohibited Person. Neither Buyer is (a) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (b) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (d) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) a person or entity that is affiliated with any person or entity identified in clause (a), (b), (c) and/or (d) above (any of the foregoing, a “Prohibited Person”). To each Buyer’s actual knowledge, the funds transferred by Buyers to Sellers pursuant to this Agreement are not the property of, or beneficially owned, directly or indirectly, by a Prohibited Person or the proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7).
(v)    Legal Proceedings affecting Buyers. No pending or, to either Buyer’s actual knowledge, threatened litigation exists which, if adversely determined (a) would or would reasonably be expected to restrain the consummation of the Transactions or otherwise have a material adverse effect on either Buyer’s ability to consummate the Transactions, or (ii) would or would reasonably be expected to declare illegal, invalid or non-binding any of either Buyer’s obligations or covenants to Sellers hereunder.
(c)    Covenants.
(i)    Between the Effective Date and the Closing Date, except as expressly contemplated by this Agreement, Sellers shall (1) direct the Manager to cause the Sub-Manager to comply with and perform its obligations under each Management Agreement in all material respects, and (2) not grant any material approvals or waivers under any Management Agreement or any Sub-Management Agreement without Buyers’ prior consent (which consent shall not be unreasonably withheld, delayed or conditioned).
(ii)    Between the Effective Date and the Closing Date, each Seller and each Buyer shall execute and/or deliver such other instruments and documents, and take such other actions, which may reasonably be required to convert the Owner JV and the Manager JV to Delaware limited liability companies on the Closing Date (but immediately prior to the Closing).
(iii)    After the Closing Date, neither Buyer shall, or shall permit any of their respective affiliates (including the Companies, the Subsidiaries and New Guarantor) to, make any claim that any representations and warranties of NorthStar Realty Finance Limited Partnership (as “Original Guarantor”) in any Assumption and Release Agreement (Guarantor Transfer) (collectively, the “Assumption and Release Agreements”) to be executed and delivered in connection with the Lender Consent is not true and correct.

Section 6.    Conditions to Closing; Termination.
(a)    Conditions to Sellers’ Obligations. The obligations of Sellers to consummate the Closing are subject to the satisfaction (or waiver by each Seller in writing) of the following conditions as of the Closing Date:
(i)    Representations and Warranties. Each of the representations and warranties of Buyers contained in this Agreement shall be true in all material respects as of the Closing Date.
(ii)    Covenants and Agreements. Buyers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or on the Closing Date, including delivery of the documents listed in Section 3(b).
(b)    Conditions to Buyers’ Obligations. The obligations of Buyers to consummate the Closing are subject to the satisfaction (or waiver by each Buyer in writing) of the following conditions as of the Closing Date:
(i)    Representations and Warranties. Each of the representations and warranties of Sellers contained in this Agreement shall be true in all respects as of the Closing Date, (x) except where the failure of any such representations and warranties of Sellers to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below), provided that for purposes of this sentence only, those representations and warranties that are qualified by references to “material” shall be deemed not to include such qualifications and (y) except, in the case of the representations and warranties in Section 5(a)(xv), where the failure of any of such representations and warranties to be true and correct as of the Closing Date is due to changes in facts and circumstances between the Rent Roll Date and the Closing Date arising in the ordinary course of business and consistent with past practice of operations of the Projects since the Investment Date. For the purposes of this Agreement, the term “Material Adverse Effect” shall mean any result, occurrence, fact, event, change or effect that, individually or in the aggregate with other such results, occurrences, facts, events, changes or effects, has had and/or would have a materially adverse effect on (a) the business, affairs, assets, results of operations or financial condition of the Projects, taken as a whole, or (b) the ability of Sellers to consummate the Transactions.
(ii)    Covenants and Agreements. Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or on the Closing Date, including delivery of the documents listed in Section 3(a).
(c)    Mutual Conditions. The respective obligations of each of the parties to effect the Transactions shall be subject to the satisfaction of each of the following conditions as of the Closing Date:

(i)    Lender Consent. The Lender Consent shall have been obtained.
(ii)    Legal Prohibition. No law shall be in effect and no order shall have been entered, in each case, that (a) restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of the transactions contemplated hereby, or (b) declares unlawful this Agreement or the consummation of the transactions contemplated hereby.
(d)    Termination of this Agreement. This Agreement may be terminated and the Transactions may be abandoned at any time on or before the Closing, in each of the following instances:
(i)    Mutual Consent. At any time prior to the Closing, by mutual written agreement of Sellers and Buyers.
(ii)    Delay. By either Sellers or Buyers if the Closing shall not have been consummated by June 30, 2016, provided, however, that (x) Sellers shall not have the right to terminate this Agreement pursuant to this Section 6(d)(ii) if the Closing shall not have been consummated by such date due to the failure of a condition set forth in Section 6(b) to have been satisfied on or before such date and (y) Buyers shall not have the right to terminate this Agreement pursuant to this Section 6(d)(ii) if the Closing shall not have been consummated by such date due to the failure of a condition set forth in Section 6(a) to have been satisfied on or before such date.
(e)    Consequences of Termination.
(i)    In the event this Agreement is terminated pursuant to Section 6(d)(i), this Agreement shall immediately terminate, without further action by any of the parties, Escrow Agent shall return the Deposit to Buyers, and neither Sellers nor Buyers shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement.
(ii)    In the event Buyers exercise their right to terminate this Agreement pursuant to Section 6(d)(ii), this Agreement shall immediately terminate, without further action by any of the parties, Escrow Agent shall return to return the Deposit to Buyers, and neither Sellers nor Buyers shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement.
(iii)    In the event Sellers exercise their right to terminate this Agreement pursuant to Section 6(d)(ii), this Agreement shall immediately terminate, without further action by any of the parties, Escrow Agent shall return the Deposit to Buyers, and neither Sellers nor Buyers shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement.

(iv)    If, prior to the Closing, either party terminates this Agreement in accordance with Section 6(e) or Section 6(f) and makes a written demand upon Escrow Agent for payment of the Deposit in accordance with the terms hereof, Escrow Agent shall give written notice of such demand to the other party. If Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice, Escrow Agent shall be authorized to make such payment. If Escrow Agent does receive a written objection within five (5) business days of delivery of such notice by Escrow Agent, Escrow Agent shall continue to hold the Deposit until otherwise directed by written instructions from the parties or a final judgment or arbitrator’s decision. However, Escrow Agent shall have the right at any time to deliver the Deposit and interest thereon, if any, with a court of competent jurisdiction, provided that Escrow Agent shall give written notice of any such delivery to Sellers and Buyers in accordance with the Escrow Agreement.
(v)    The terms and provisions of this Section 6(e) are subject to the terms and provisions of Section 6(f) below.
(f)    Defaults and Remedies.
(i)    Buyer Default. If there is a Buyer Default prior to the consummation of the Closing, then, at Sellers’ election and as Sellers’ exclusive remedy, Sellers may terminate this Agreement immediately, pursuant to which Buyers shall forfeit the Deposit to Sellers and Escrow Agent shall deliver the Deposit to Sellers as liquidated damages and as Sellers’ exclusive remedy resulting from such Buyer Default (the parties agreeing that (i) quantifying the amount of Sellers’ losses resulting from a termination due to a Buyer Default would be difficult to quantify, and (ii) such sum is not a penalty, but rather a reasonable measure of Sellers’ damages resulting from a termination due to a Buyer Default). SELLERS ACKNOWLEDGE AND AGREE THAT THIS SECTION 6(f)(i) IS INTENDED TO AND DOES LIMIT THE REMEDIES AVAILABLE TO SELLERS AND SHALL BE SELLERS’ EXCLUSIVE REMEDY AGAINST BUYERS HEREUNDER AND BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BUYER DEFAULT PRIOR TO THE CONSUMMATION OF THE CLOSING. For the purposes of this Agreement, the term “Buyer Default” shall mean the occurrence of either of the following: (A) the conditions to Buyers’ obligations to consummate the Transaction set forth in Section 6 have been satisfied and either Buyer defaults on its obligations under Section 3(b); or (B) either Buyer defaults in any material respect on any of its other performance obligations under this Agreement or has breached any of its representations and warranties under this Agreement and such default or breach is not cured within five (5) days after written notice from Seller.
(ii)    Seller Default. If there is a Seller Default (as defined below) prior the consummation of the Closing, then, at Buyers’ election and as Buyers’ exclusive remedy, Buyers may either (x) terminate this Agreement, and if Buyers exercise such termination right, Sellers and Buyers shall direct Escrow Agent to return the Deposit to Buyers and reimburse Buyers for all of Buyers’ out-of-pocket costs in connection with this Agreement, and neither Sellers nor Buyers shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement; or (y) subject to the conditions below, seek specific performance of Sellers’ obligation to consummate the Transactions pursuant to and in accordance with this Agreement (but without seeking or collecting any damages); provided, however, that, if specific performance is not an available remedy or Buyers elect to commence such action but, notwithstanding diligent efforts in pursuing such remedy, are unsuccessful (other than due to a judicial determination that there was no Seller Default), then the Deposit will be returned to Buyers and Buyers may sue Sellers for all damages resulting from the Seller Default. Buyers may seek specific performance of Sellers’ obligation to consummate the Transaction only if, as a condition precedent to initiating such litigation for specific performance, (a) neither Buyer shall be in default under this Agreement and (b) Buyers shall file suit therefor with the court on or before the date that is sixty (60) days of the occurrence of the applicable Seller Default. If Buyers fail to file an action for specific performance within such sixty (60)-day period, then Buyers shall be deemed to have elected to terminate this Agreement and receive a return of the Deposit in accordance with clause (x) above. BUYERS ACKNOWLEDGE AND AGREE THAT THIS SECTION 6(f)(ii) IS INTENDED TO AND DOES LIMIT THE REMEDIES AVAILABLE TO BUYERS AND SHALL BE BUYERS’ EXCLUSIVE REMEDY AGAINST SELLERS HEREUNDER AND BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A SELLER DEFAULT PRIOR TO THE CONSUMMATION OF THE CLOSING. For the purposes of this Agreement, the term “Seller Default” shall mean the occurrence of either of the following: (A) the conditions to Sellers’ obligations to consummate the Transaction set forth in Section 6 have been satisfied and either Seller defaults on its obligations under Section 3(a); or (B)  either Seller defaults in any material respect on any of its other performance obligations under this Agreement or has breached any of its representations and warranties under this Agreement, such default or breach results in the closing conditions set forth in Section 6(b) in not being satisfied as of the Closing Date and such default or breach is not cured within five (5) days after written notice from Buyers.
Section 7.    Survival; Indemnification; Other Limitations.
(a)    Survival; Other Limitations. The representations and warranties made in Section 5(a) and Section 5(b) shall survive the Closing Date for a period of twelve (12) months (the “Survival Period”). Each such representation and warranty shall automatically be null and void and of no further force and effect after the Survival Period unless, prior to the end of the Survival Period, the applicable Seller or Buyer shall have asserted in writing a claim with respect to the particular representation and warranty against the applicable other party (specifying in reasonable detail the nature of the claim and the factual and legal basis for any such claim and the provisions of this Agreement upon which such claim is made). Notwithstanding anything to the contrary contained in this Agreement, (i) no individual claim shall be permitted hereunder with respect to any breach of any representations and warranties by Sellers under Sections 5(a)(vi)-(xviii) unless the amount of such claim shall exceed Sixty Thousand Dollars ($60,000) (any such claim the amount of which does not exceed such amount, a “De Minimis Claim”), and (ii) if either Buyer has actual knowledge that any of the covenants of either Seller to be performed on or before the Closing Date has not been performed prior to the Closing, and Buyers consummate the Closing, then Buyers shall be deemed to have waived Sellers’ performance of any such covenants, and neither Buyer shall have any recourse, right of action or claim against either Seller in respect of any such breach of covenant.
(b)    Indemnification by Sellers. Subject to the other provisions of this Section 7 (including Section 7(e)), each Seller shall indemnify and hold each Buyer and their respective affiliates, shareholders, members, managers, partners, directors, officers employees and agents (collectively, the “Buyer Indemnified Parties”) harmless from and against any and all Damages (as defined below) suffered by any of the Buyer Indemnified Parties (without duplication) with respect to the Transferred Interests resulting from or arising out of (i) any breach of or inaccuracy in any of the representations made by a Seller under this Agreement or any document delivered to Buyers at the Closing, or (ii) any breach or default by either Seller under any of such Seller’s covenants or agreements under this Agreement, unless Buyers have waived the same as specifically provided herein (it being acknowledged and understood that Sellers shall have no indemnity obligations with respect to any Damages suffered by any of the Buyer Indemnified Parties with respect to the forty percent (40%) interest in the Companies and the Subsidiaries already owned by Buyers).
(c)    Indemnification by Buyers. Subject to the other provisions of this Section 7, each Buyer shall indemnify and hold each Seller and their respective affiliates, shareholders, members, managers, partners, directors, officers employees and agents (collectively, the “Seller Indemnified Parties”) harmless from and against any and all Damages suffered by any of the Seller Indemnified Parties (without duplication) resulting from or arising out (i) any breach of or inaccuracy in any of the representations made by such a Buyer under this Agreement or any document delivered to Sellers at the Closing, or (ii) any breach or default by either Buyer under any of such Buyer’s covenants or agreements under this Agreement, unless Sellers have waived the same as specifically provided herein.
(d)    Damages Definition. For the purposes of this Agreement, “Damages” shall mean all actions, suits, proceedings, governmental investigations, injunctions, demands, charges, claims, judgments, awards, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, fees and expenses (including court costs and reasonable and documented out-of-pocket attorneys’ and accountants’ fees and expenses); provided, however, that “Damages” shall not include punitive, consequential, special or indirect damages, including without limitation business interruption, loss of future revenue, profits or income, or loss of business reputation or diminution in value, except to the extent that such damages are payable by the party to be indemnified to a thirty party. In no event shall Sellers’ aggregate liability for Damages pursuant to Section 7(b) exceed $15,750,000.00 (“Sellers’ Maximum Liability”), and no claim may be made by any Buyer Indemnified Party, and neither Seller shall be liable for, (1) any De Minimis Claims or (2) any payments pursuant to Section 7(b) unless and until the aggregate amount of Damages incurred or suffered by Buyer Indemnified Parties (excluding Damages in connection with the De Minimis Claims) exceed $2,625,000.00 (“Sellers’ Floor”), in which event Sellers’ liability respecting any final judgment concurring such claim(s) shall be for any amount thereof in excess of Sellers’ Floor, subject to Sellers’ Maximum Liability. The Sellers’ Floor and Sellers’ Maximum Liability do not apply to Sellers’ liability with respect to prorations and adjustments under Section 4, Sellers’ obligation to pay taxes under Section 5, or Sellers’

indemnity under Section 11. In no event shall Buyers’ aggregate liability for Damages pursuant to Section 7(c) exceed $10,500,000.00 (“Buyers’ Maximum Liability”), and no claim may be made by any Seller Indemnified Party, and neither Buyer shall be liable for, any payments pursuant to Section 7(c) unless and until the aggregate amount of Damages incurred or suffered by Seller Indemnified Parties exceed $1,750,000.00 (“Buyers’ Floor”), in which event Buyers’ liability respecting any final judgment concurring such claim(s) shall be for any amount thereof in excess of Buyers’ Floor, subject to Buyers’ Maximum Liability. The Buyers’ Floor does not apply to Buyer’ liability with respect to prorations and adjustments under Section 4, Buyers’ obligation to pay taxes under Section 5, or Buyers’ indemnity under Section 11.
(e)    REIT Savings Clause. Notwithstanding anything in this Agreement to the contrary, in no event shall any amount paid to any Buyer Indemnified Party or any Seller Indemnified Party pursuant to this Agreement in any taxable year exceed the maximum amount that can be paid in such year without causing any Buyer Indemnified Party, or any direct or indirect owner of such Buyer Indemnified Party, or any Seller Indemnified Party, or any direct or indirect owner of such Seller Indemnified Party, in each case which is a Real Estate Investment Trust (a “REIT”), to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) for such year, determined as if the payment of such amount did not constitute income described in Section 856(C)(2)(A)-(I) and Section 856(C)(3)(A)-(I) of the Code (“Qualifying Income”) as determined by independent accountants to the applicable party. If the maximum amount that can be paid for any taxable year under the preceding sentence is less than the amount which the applicable party would otherwise be obligated to pay to the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, pursuant to this Section 7 (the amount of such deficit, the “Deficit Amount”), the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, shall so notify the other party, and the indemnifying party shall (at the sole cost and expense of the party to be indemnified) place the Deficit Amount in escrow and shall not execute any instrumentation permitting a release of any portion thereof to the party to be indemnified, and the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, shall not be entitled to any such amount, unless and until the indemnifying party and the escrow holder receive (all at the sole cost and expense of the party to be indemnified) notice from the other party, together with either (a) an opinion of the other party’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute gross income which is not Qualifying Income, (b) a ruling from the IRS stating that the receipt by the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, of the Deficit Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (c) a letter from the other party’s independent accountants indicating the maximum amount that can be paid at that time to the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, without causing any Buyer Indemnified Party (or any of its direct or indirect owners which is a REIT) or Seller Indemnified Party (or any of its direct or indirect owners which is a REIT), as applicable, to fail to meet the REIT Requirements for any relevant taxable year, together with either a ruling from the IRS issued to the other party or an opinion of the other party’s tax counsel to the effect that such payment would not be treated as includible in the income of the applicable Buyer Indemnified Party or Seller Indemnified Party, as applicable, for any prior taxable year, in which event the escrow holder shall pay such maximum amount. The obligation of the indemnifying party and the escrow holder to pay any Deficit Amounts shall terminate ten (10) years from the date of this Agreement and, upon such date, the escrow holder shall remit any remaining funds in escrow to the indemnifying party and the indemnifying party shall have no obligation to make any further payments to the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, notwithstanding that such Deficit Amounts have not been paid as of such date. For all purposes of this Agreement, (i) the Buyer Indemnified Parties and the Seller Indemnified Parties release the applicable indemnifying party from any claims that may arise from actions taken by such indemnifying party at the request of the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable (or their respective agents) under this Section 7(e), and (ii) the right of the Buyer Indemnified Parties and the Seller Indemnified Parties, as applicable, to receive Deficit Amounts shall be limited to the amounts in escrow and the indemnifying party shall have no obligation to make any further payments to any Buyer Indemnified Party or Seller Indemnified Party, as applicable, with respect to such Deficit Amounts.
Section 8.    As-Is.
(a)    EACH BUYER ACKNOWLEDGES THAT ALL MATERIALS WHICH HAVE BEEN PROVIDED TO IT FOR ITS DUE DILIGENCE BY EITHER SELLER OR ANY PERSON ACTING ON BEHALF OF EITHER SELLER, OR ANY PERSON OR ENTITY WHICH PREPARED OR PROVIDED ANY SUCH MATERIALS, OR ANY DIRECT OR INDIRECT OFFICER, DIRECTOR, PARTNER, MEMBER, SHAREHOLDER, EMPLOYEE, AGENT, REPRESENTATIVE, ACCOUNTANT, ADVISOR, ATTORNEY, PRINCIPAL, AFFILIATE, CONSULTANT, CONTRACTOR, SUCCESSOR OR ASSIGN OF ANY OF THE FOREGOING PARTIES (EACH SELLER AND ALL OF THE OTHER PARTIES DESCRIBED IN THE PRECEDING PORTIONS OF THIS SENTENCE (OTHER THAN EITHER BUYER) SHALL BE REFERRED TO HEREIN COLLECTIVELY AS THE “EXCULPATED PARTIES”) HAVE, EXCEPT AS OTHERWISE SPECIFIED IN THIS AGREEMENT OR ANY DOCUMENT DELIVERED BY EITHER SELLER PURSUANT TO SECTION 3(A), BEEN PROVIDED WITHOUT ANY WARRANTY OR REPRESENTATION, EXPRESSED OR IMPLIED, AS TO THEIR CONTENT, SUITABILITY FOR ANY PURPOSE, ACCURACY, TRUTHFULNESS OR COMPLETENESS AND NEITHER BUYER SHALL HAVE ANY RECOURSE AGAINST ANY EXCULPATED PARTY IN THE EVENT OF ANY ERRORS THEREIN OR OMISSIONS THEREFROM, EXCEPT WITH RESPECT TO ANY EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT DELIVERED BY SELLERS AT THE CLOSING.
(b)    OWNER BUYER AGREES TO ACCEPT THE OWNER SELLER’S INTEREST SUBJECT TO ANY AND ALL CONDITIONS THEREOF AND THE CONDITION OF THE OWNER JV, THE OWNER JV SUBSIDIARIES, THE PROJECTS AND ANY OTHER PROPERTY OWNED, DIRECTLY OR INDIRECTLY, BY THE OWNER JV. OWNER BUYER IS ACQUIRING THE OWNER SELLER’S INTEREST BASED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION AND INSPECTION OF THE OWNER SELLER’S INTEREST, THE OWNER JV, THE OWNER JV SUBSIDIARIES AND THE PROJECTS AND NOT IN RELIANCE ON ANY INFORMATION PROVIDED BY OWNER SELLER, OR ANY OF THE OTHER EXCULPATED PARTIES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT. OWNER BUYER

EXPRESSLY DISCLAIMS ANY INTENT TO RELY ON ANY SUCH MATERIALS PROVIDED TO IT BY OWNER SELLER OR ANY OTHER EXCULPATED PARTY IN CONNECTION WITH ITS DUE DILIGENCE (EXCLUDING THE REPRESENTATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT DELIVERED BY SELLERS AT THE CLOSING) AND AGREES THAT IT SHALL RELY SOLELY ON ITS OWN INDEPENDENTLY DEVELOPED OR VERIFIED INFORMATION.
(c)    MANAGER BUYER AGREES TO ACCEPT THE MANAGER SELLER’S INTEREST SUBJECT TO ANY AND ALL CONDITIONS THEREOF AND THE CONDITION OF THE MANAGER JV, THE MANAGER AND ANY OTHER PROPERTY OWNED, DIRECTLY OR INDIRECTLY, BY THE MANAGER JV. MANAGER BUYER IS ACQUIRING THE MANAGER SELLER’S INTEREST BASED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION AND INSPECTION OF THE MANAGER SELLER’S INTEREST, THE MANAGER JV AND THE MANAGER AND NOT IN RELIANCE ON ANY INFORMATION PROVIDED BY MANAGER SELLER, OR ANY OF THE OTHER EXCULPATED PARTIES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT DELIVERED BY SELLERS AT THE CLOSING. MANAGER BUYER EXPRESSLY DISCLAIMS ANY INTENT TO RELY ON ANY SUCH MATERIALS PROVIDED TO IT BY MANAGER SELLER OR ANY OTHER EXCULPATED PARTY IN CONNECTION WITH ITS DUE DILIGENCE (EXCLUDING THE REPRESENTATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT) AND AGREES THAT IT SHALL RELY SOLELY ON ITS OWN INDEPENDENTLY DEVELOPED OR VERIFIED INFORMATION.
(d)    SUBJECT TO THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT DELIVERED BY SELLERS AT THE CLOSING, OWNER BUYER ACKNOWLEDGES AND AGREES THAT IT IS PURCHASING THE OWNER SELLER’S INTEREST (AND, INDIRECTLY, THE ADDITIONAL INTERESTS IN THE OWNER JV SUBSIDIARIES AND THE PROJECTS) ON AN “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” BASIS, BASED UPON THE CONDITION (PHYSICAL OR OTHERWISE), AS OF THE CLOSING DATE, OF THE OWNER SELLER’S INTEREST, THE OWNER JV, THE OWNER JV SUBSIDIARIES AND THE PROJECTS, IN EACH CASE. OWNER BUYER ACKNOWLEDGES THAT IT IS FULLY FAMILIAR WITH THE OWNER JV, THE OWNER JV SUBSIDIARIES AND THE PROJECTS.
(e)    SUBJECT TO THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT DELIVERED BY SELLERS AT THE CLOSING, MANAGER BUYER ACKNOWLEDGES AND AGREES THAT IT IS PURCHASING THE MANAGER SELLER’S INTEREST (AND, INDIRECTLY, THE ADDITIONAL INTERESTS IN THE MANAGER) ON AN “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” BASIS, BASED UPON THE CONDITION OF THE MANAGER SELLER’S INTEREST AND THE MANAGER AS OF THE CLOSING DATE. MANAGER BUYER ACKNOWLEDGES THAT IT IS FULLY FAMILIAR WITH THE MANAGER JV, THE MANAGER AND THE TERMS AND CONDITIONS OF THE MANAGEMENT AGREEMENTS AND THE SUB-MANAGEMENT AGREEMENTS. THE FOREGOING RELEASE (OR

ANYTHING ELSE CONTAINED IN THIS AGREEMENT) SHALL NOT BE DEEMED TO PROHIBIT BUYERS FROM RAISING ANY DEFENSE OR INTERPLEADING SELLERS IN ANY LITIGATION IN CONNECTION WITH ANY GOVERNMENT OR THIRD PARTY CLAIM RELATING TO EVENTS OCCURRING PRIOR TO THE CLOSING IF SUCH CLAIM IS MADE AGAINST BUYERS WITH RESPECT TO THE TRANSFERRED INTERESTS (AND NOT AGAINST THE SUBSIDIARIES OR THE COMPANIES).
Section 9. Closing Costs.
(a)    Sellers shall be responsible for the payment of the following costs: (i) the costs and expenses of their legal counsel, advisors and other professionals employed by them in connection with the Transactions, (ii) seventy-five percent (75%) of all real estate transfer taxes, sales taxes or similar taxes imposed with respect to the Transactions (collectively, the “Transfer Taxes”) and of related local counsel fees, costs and expenses (the “Local Counsel Costs”), and (iii) fifty percent (50%) of (x) any “Transfer Fee” (as defined in the Loan Agreements) charged by Lender in connection with the Transactions and the Lender Consent and (y) all other fees, costs and expenses payable to Lender in connection with the Transactions and the Lender Consent, including any Review Fee (as defined in the Loan Agreements) and Lender’s legal fees, costs and expenses (the items in clauses (x) and (y), collectively, the “Lender Fees”).
(b)    Buyers shall be responsible for the payment of the following costs: (i) the costs and expenses of their legal counsel, advisors and other professionals employed by them in connection with the Transactions, (ii) twenty-five percent (25%) of the Transfer Taxes and of the Local Counsel Costs, and (iii) fifty percent (50%) of the Lender Fees.
(c)    The terms and provisions of this Section 9 shall survive any termination of this Agreement.
Section 10. Notices. All notices or other communications required or permitted hereunder must be in writing to be effective and shall be personally delivered or sent by registered or certified mail, return receipt requested, or delivered via overnight mail (via Federal Express or similar overnight courier) and shall be deemed received upon the earliest of: (a) the date of delivery, if personally delivered or delivered via overnight mail or (b) three (3) Business Days (as defined below) after the date of posting by U.S. postal service, if mailed. All such notices or communications shall be addressed as follows:

If to either Seller:	c/o NorthStar Asset Management Group Inc.
Attention: Ann B. Harrington
399 Park Avenue, 18th Floor
New York, NY 10022

cc:	Paul, Weiss, Rifkind, Wharton & Garrison
Attention: Harris B. Freidus
1285 Avenue of the Americas
New York, NY 10019

If to either Buyer:	c/o NorthStar Asset Management Group Inc.
Attention: Ronald J. Lieberman
399 Park Avenue, 18th Floor
New York, NY 10022

cc:	Alston & Bird
Attention: Lesley H. Solomon
One Atlantic Center
1201 West Peachtree Street, Suite 4900
Atlanta, GA 30309

Section 11.    Broker.
(a)    Each Buyer hereby represents and warrants to each Seller, and each Seller hereby represents and warrants to each Buyer, that there is no broker, finder or agent of any kind with whom such party has dealt in connection with the negotiation and execution of this Agreement.
(b)    In the event of any claim by any person or entity claiming through or under either Buyer for a broker’s or finder’s fee or similar commission in connection with the negotiation, execution or consummation of this Agreement, Buyers, jointly and severally, shall indemnify, defend (with counsel reasonably acceptable to each Seller), protect and hold each Seller free and harmless from and against any and all such claims (including reasonable attorneys’ fees and costs, and court costs). Buyers’ obligations under this Section 11(b) shall survive any termination of this Agreement.
(c)    In the event of any claim by any person or entity claiming through or under either Seller for a broker’s or finder’s fee or similar commission in connection with the negotiation, execution or consummation of this Agreement, Sellers, jointly and severally, shall indemnify, defend (with counsel reasonably acceptable to each Buyer), protect and hold each Buyer free and harmless from and against any and all such claims (including reasonable attorneys’ fees and costs, and court costs). Sellers’ obligations under this Section 11(c) shall survive any termination of this Agreement.
Section 12.    Waiver of Jury Trial.     THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT. The terms and provisions of this Section 12 shall survive any termination of this Agreement.
Section 13.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
Section 14.    No Third Party Beneficiary. The provisions of this Agreement and of the other agreements, documents and instruments to be executed and delivered pursuant hereto are and will be for the benefit of the parties hereto only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of any such other agreements, documents or instruments.

Section 16.    No Personal Liability. Each Buyer acknowledges that this Agreement is entered into by and among each Seller and each Buyer, and each Buyer agrees that none of the Seller Indemnified Parties (other than Sellers) shall have any personal liability under this Agreement or any other agreements, documents or instruments executed in connection with the Transactions. Each Seller acknowledges that this Agreement is entered into by and among each Buyer and each Seller, and each Seller agrees that none of Buyer Indemnified Parties (other than Buyers) shall have any personal liability under this Agreement or any other agreements, documents or instruments executed in connection with the Transactions. The terms and provisions of this Section 16 shall survive any termination of this Agreement.
Section 17.    Time of the Essence. It is expressly agreed by the parties hereto that time is of the essence with respect to this Agreement and any aspect thereof.
Section 18.    Time Periods. If any date set forth in this Agreement for the delivery of any document or the happening of any event should, under the terms hereof, fall on a non-Business Day, then such date shall be automatically extended to the next succeeding Business Day. As used herein, “Business Day” means any day other than Saturdays, Sundays, legal holidays and days on which banking institutions are generally authorized or obligated by law to close in the State of New York.
Section 19.    Waiver. No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. No waiver, amendment, release, or modification of this Agreement shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.
Section 20.    Entire Agreement. This Agreement embodies the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral.
Section 21.    Amendments. This Agreement shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties.
Section 22.    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 23.    Governing Law and Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to any principles regarding conflict of laws to the extent such principles would require or permit the application of the laws of another jurisdiction. Each Seller and each Buyer shall submit to the exclusive jurisdiction of the state courts of the State of New York in New York County and to the jurisdiction of the United States District Court for the Southern District of New York for the purposes of each and every suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof brought by the parties, it being expressly understood and agreed that this consent to jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Agreement or as otherwise permitted by such law, shall be necessary in order to confer jurisdiction upon a party in any such court. Each Seller and each Buyer shall waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any suit, action or proceeding brought in any such court, any claim that such Seller or Buyer is not subject personally to the jurisdiction of the above-named courts, that such Seller’s or Buyer’s property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and further agrees to waive, to the fullest extent permitted under applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which any party or their successors or permitted assigns are entitled pursuant to the final judgment of any court having jurisdiction. The terms and provisions of this Section 23 shall survive any termination of this Agreement.
Section 24.    Construction. Terms, captions, headings and titles of this Agreement are solely for convenience of reference and shall not affect its interpretation. No provision of this Agreement shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Agreement; each party, being represented by counsel, having fully participated in the negotiation of this instrument.
Section 25.    Captions. The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.
Section 26.    Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.
Section 27.    Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in a number of identical counterparts. This Agreement may be executed by facsimile signatures or electronic delivery of signatures which shall be binding on the parties hereto.
Section 28.    Survival. Subject to the limitations set forth in Section 7(a) and Section 7(e), the terms and provisions of this Agreement (i) shall survive the Closing Date and the closing of the purchase and sale transaction pursuant to the terms of this Agreement and (ii) shall not be merged into the execution and delivery of the Owner Assignment and Assumption Agreement or the Manager Assignment and Assumption Agreement.
Section 29.    Sellers Guarantor.

(a)    Seller Guarantor acknowledges and agrees that it is an affiliate of each Seller and that the transactions contemplated by this Agreement will provide substantial and direct benefit to Seller Guarantor. As an inducement to Buyers to enter into this Agreement, Seller Guarantor, for value received, subject to the terms contained herein, does hereby unconditionally, absolutely and irrevocably, guarantee, as principal and not as surety, the due and punctual payment of all monetary obligations hereafter due and payable by either Seller pursuant to Section 7(b) of this Agreement (collectively, the “Seller Guaranty”). This Seller Guaranty is unconditional, absolute and irrevocable irrespective of circumstances which might otherwise constitute a legal or equitable discharge of, or any defense, setoff or counterclaim available to, Seller Guarantor. Seller Guarantor hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against either Seller, protest, notice and all demands whatsoever in connection with the payment of all monetary obligations hereafter due and payable by either Seller under Section 7(b) of this Agreement. The guarantee under this Section 29 constitutes a guarantee of payment when due and not merely of collection.
(b)    For the purpose of inducing Buyers to enter into this Agreement and to consummate the transactions contemplated in this Agreement, Seller Guarantor represents and warrants to Buyers the following:
(i)    Seller Guarantor is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware.
(ii)    Seller Guarantor, acting through any of its duly empowered and authorized partners, directors or officers, has full power and authority to enter into this Agreement and to perform its obligations hereunder, and no consent of any of Seller Guarantor’s partners, directors or officers that has not heretofore been obtained is required to so empower or authorize Seller Guarantor. The execution, delivery and compliance with or fulfillment of the terms and conditions hereof will not (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Seller Guarantor is a party or by which Seller Guarantor is otherwise bound, which conflict, breach or default would have a material adverse effect on Seller Guarantor’s ability to perform its obligations hereunder or (ii) result in a violation or breach, in any material respect, of any legal requirement applicable to Seller Guarantor or by which Seller Guarantor or the property of Seller Guarantor is bound.
(iii)    This Agreement is a valid and binding agreement, enforceable against Seller Guarantor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and equitable principles and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.
(c)    This Seller Guaranty shall terminate automatically on the date that is the earlier of (i) the date of expiration of the Survival Period, if no claim has been made by either Buyer or any other Buyer Indemnified Party pursuant to the terms of Section 7 prior to the date of expiration of the Survival Period or (ii) the date that all claims made by either Buyer or any other Buyer

Indemnified Party pursuant to the terms of Section 7 and prior to the expiration of the Survival Period have been paid in full or otherwise resolved.
(d)    In the event that Seller Guarantor, after the Closing Date and prior to the termination of this Seller Guaranty pursuant to the terms of Section 28(c), enters into an agreement pursuant to which Seller Guarantor agrees to sell or transfer all or substantially all of its assets, or to consummate any other transaction, and the Net Worth of Seller Guarantor immediately following the consummation of such transaction (excluding the cash proceeds of such sale or transfer or other transaction) is reasonably estimated to be less than Seller’s Maximum Liability, Seller Guarantor shall, prior to or simultaneously with the consummation of such transaction, cause a replacement guarantor with a Net Worth of not less than Seller’s Maximum Liability to assume in writing the obligations of Seller Guarantor under this Seller Guaranty.
(e)    As used in this Section 29, “Net Worth” means, as of the date of determination, for Seller Guarantor and, if applicable, any subsidiary or other entity the accounts of which would be consolidated with those of Seller Guarantor in its consolidated financial statements if such statements were prepared as of such date (collectively, the “Consolidated Subsidiaries”), determined on a consolidated basis, an amount equal to the book value of Seller Guarantor’s tangible assets as of such date, plus (i) (x) accumulated depreciation and (y) the Cumulative Straight-line Rent (to the extent reflected as a liability on the balance sheet of Seller Guarantor as of the applicable date of calculation), minus (ii) (x) the liabilities of Seller Guarantor as of such date, and (y) the Cumulative Straight-line Rent (to the extent reflected as an asset on the balance sheet of Seller Guarantor as of the applicable date of calculation), each as determined in accordance with GAAP. As used in this Section 29, “Cumulative Straight-line Rent” means the sum of all non-cash straight-line rent adjustments made by Seller Guarantor or the Consolidated Subsidiaries, whether made before or after the date of calculation, but only to the extent such adjustments remain directly reflected as an asset or as a liability on the balance sheet of Seller Guarantor as of the applicable date of calculation.
Section 30.    Legal Representation.
(a)    Each Seller has been represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP in connection with this Agreement, which has previously and continues to represent each Buyer in various matters. Each of Owner Seller, Manager Seller, Owner Buyer and Manager Buyer hereby expressly acknowledge the existence of such conflict of interest and waive such conflict of interest. Paul, Weiss, Rifkind, Wharton & Garrison LLP may represent either Seller or either Buyer in connection with any matters related to the Owner JV, the Manager JV, the Owner JV Subsidiaries, the Manager, the Projects and other matters, and each party consents to such representation and waives any conflict such representation may present.
(b)    Each Buyer has been represented by Alston & Bird LLP in connection with this Agreement, which has previously and continues to represent each Seller in various matters. Each of Owner Seller, Manager Seller, Owner Buyer and Manager Buyer hereby expressly acknowledge the existence of such conflict of interest and waive such conflict of interest. Alston & Bird LLP may represent either Buyer or either Seller in connection with any matters related to the Owner JV, the Manager JV, the Owner JV Subsidiaries, the Manager, the Projects and other matters, and each party consents to such representation and waives any conflict such representation may present.
(c)    The terms and provisions of this Section 30 shall survive any termination of this Agreement.
[The remainder of this page is intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the Effective Date.

OWNER SELLER:

WINTERFELL HEALTHCARE HOLDINGS-T, LLC

By:	/s/ Jonathan A. Langer
Name:	Jonathan A. Langer
Title:	Chief Executive Officer

MANAGER SELLER:

WINTERFELL HEALTHCARE-T CAM2, LLC

By:	/s/ Jonathan A. Langer
Name:	Jonathan A. Langer
Title:	Chief Executive Officer

OWNER BUYER:

WINTERFELL HEALTHCARE HOLDINGS-NT-HCI, LLC

By:	/s/ Ronald J. Lieberman
Name:	Ronald J. Lieberman
Title:	Executive Vice President, General Counsel and Secretary

MANAGER BUYER:

WINTERFELL HEALTHCARE NT-HCI CAM2, LLC

By:	/s/ Ronald J. Lieberman
Name:	Ronald J. Lieberman
Title:	Executive Vice President, General Counsel and Secretary

SELLER GUARANTOR:

NORTHSTAR REALTY FINANCE LIMITED PARTNERSHIP

By:	NORTHSTAR REALTY FINANCE CORP., Its general partner

By: /s/ Jonathan A. Langer
Name: Jonathan A. Langer
Title: Chief Executive Officer

Schedule 1
CA Project Owners

1.	Winterfell Carriage House (CA) Owner, LP

2.	Winterfell Auburn Oaks (CA) Owner, LP

3.	Winterfell Rock Spring (CA) Owner, LP

4.	Winterfell Springs of El Cajon (CA) Owner, LP

5.	Winterfell Vineyard Commons (CA) Owner, LP

6.	Winterfell Vintage (CA) Owner, LP

7.	Winterfell Yosemite Gardens (CA) Owner, LP

Schedule 2
Other Project Owners

1.	Winterfell Madison (AZ) Owner, LLC

2.	Winterfell Atrium of Grand Valley (CO) Owner, LLC

3.	Winterfell Mesa View (CO) Owner, LLC

4.	Winterfell Gables (CT) Owner, LLC

5.	Winterfell Windham Falls (CT) Owner, LLC

6.	Winterfell Essington Place (IL) Owner, LLC

7.	Winterfell Tamarack (IL) Owner, LLC

8.	Winterfell Sunbury Village (ME) Owner, LLC

9.	Winterfell Boone (MO) Owner, LLC

10.	Winterfell Carlyle (MO) Owner, LLC

11.	Winterfell Lakeview (MO) Owner, LLC

12.	Winterfell Golden Mesa (NM) Owner, LLC

13.	Winterfell Maplewood (NY) Owner, LLC

14.	Winterfell Montgomery Park (NY) Owner, LLC

15.	Winterfell Cottonwood (TX) Owner, LLC

16.	Winterfell Englewood (TX) Owner, LLC

17.	Winterfell Harbor (TX) Owner, LLC

18.	Winterfell Rio Norte (TX) Owner, LLC

19.	Winterfell South Colleyvine Ranch (TX) Owner, LLC

20.	Winterfell South Towne Ranch (UT) Owner, LLC

21.	Winterfell Charbonneau (WA) Owner, LLC

22.	Winterfell Evergreen (WA) Owner, LLC

23.	Winterfell Fernwood (WA) Owner, LLC

24.	Winterfell Parkway Chateau (WA) Owner, LLC

25.	Winterfell Point Defiance Village (WA) Owner, LLC

Schedule 3
Projects

	Property Name	Address	City	State
1.	The Madison	18626 N. Spanish Garden Drive	Sun City West	AZ
2.	Carriage House Estates	8200 Westwold Drive	Bakersfield	CA
3.	Rock Spring	20594 Bear Valley Road	Apple Valley	CA
4.	The Oaks Of Auburn	3250 Blue Oaks Drive	Auburn	CA
5.	The Springs Of El Cajon	444 Prescott Avenue	El Cajon	CA
6.	The Vintage	2145 W. Kettleman Lane	Lodi	CA
7.	Vineyard Commons	3585 Round Barn Boulevard	Santa Rosa	CA
8.	Yosemite Gardens	2100 Fowler Avenue	Clovis	CA
9.	Mesa View	601 Horizon Place	Grand Junction	CO
10.	Atrium of Grand Valley	3260 N. 12th Street	Grand Junction	CO
11.	The Gables At Guilford	201 Granite Road	Guilford	CT
12.	Windham Falls Estates	425 Drozdyk Drive	Groton	CT
13.	Essington Place	901 Essington Road	Joliet	IL
14.	Tamarack	55 S. Greeley Street	Palatine	IL

	Property Name	Address	City	State
15.	Sunbury Village	922 Ohio Street	Bangor	ME
16.	Boone Landing	109 N. Keene Street	Columbia	MO
17.	Lakeview Park	1393 Bowles Avenue	Fenton	MO
18.	The Carlyle	1098 NE Independence Avenue	Lee’s Summit	MO
19.	Golden Mesa	151 N. Roadrunner Parkway	Las Cruces	NM
20.	Maplewood Estates	55 Ayrault Road	Fairport	NY
21.	Montgomery Park	6363 Transit Road	East Amherst	NY
22.	Cottonwood Estates	1940 W. Springcreek Parkway	Plano	TX
23.	Englewood Estates	2603 Jones Road	Austin	TX
24.	Harbor Place	5518 Lipes Blvd	Corpus Christi	TX
25.	Rio Norte	1941 Saul Kleinfeld Drive	El Paso	TX
26.	South Colleyvine Ranch	2300 Pool Rd	Grapevine	TX
27.	South Towne Ranch	310 East 10600 South	Sandy	UT
28.	Charbonneau	8264 W. Grandridge Blvd	Kennewick	WA
29.	Evergreen Place	1414 Monroe Avenue Ne	Renton	WA

	Property Name	Address	City	State
30.	Fernwood At The Park	17623 First Avenue S	Normandy Park	WA
31.	Parkway Chateau	2818 Old Fairhaven Parkway	Bellingham	WA
32.	Point Defiance Village	6414 N Park Way	Tacoma	WA